UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT
to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) February 17, 2011

State Bancorp, Inc.
(Exact name of registrant as specified in its charter)

New York	001-14783	11-2846511
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Two Jericho Plaza
Jericho, NY 11753
(Address of Principal Executive Offices)

Registrant’s telephone number, including area code (516) 465-2200

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02        DEPARTURE OF DIRECTORS OR PRINCIPAL OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF PRINCIPAL OFFICERS

On February 17, 2011, the Board of Directors of State Bancorp, Inc. (the “Company”) voted to expand the Board by two members to twelve and appointed Donald C. Fleming and Michael Donahue to the Board, effective as of March 1, 2011 to serve until the 2011 annual meeting of stockholders.  Mr. Fleming and Mr. Donahue will also serve as directors of State Bank of Long Island (the “Bank”), the Company’s wholly owned subsidiary.  The Board has not yet assigned Mr. Fleming or Mr. Donahue to any committees of the Company or the Bank.

Mr. Fleming, 62, is a seasoned financial executive with prior board of director experience and extensive background in all areas of bank finance and operations including strategic planning, mergers and acquisitions, investor relations, asset/liability management, financial and SEC reporting, taxation and technology.  Mr. Fleming, now retired, has 30 years of relevant banking experience, most recently as Chief Financial Officer of Atlantic Bank and prior to that at Staten Island Bancorp as Chief Financial Officer and Senior Vice President, Strategic Planning & Technology.  He was also Executive Vice President and Chief Financial Officer as well as a member of the Board of Directors of North Side Savings Bank.  Mr. Fleming is a CPA (not practicing) and a graduate of Fordham University.

Mr. Donahue, 49, has extensive experience in commercial real estate and asset securitization, mortgage finance and financial risk management.  He was most recently Global Head of Securitization of BNP Paribas, London for four years and prior to that was a Managing Director and Co-Head, Securitization and Structured Credit Derivatives of Merrill Lynch International, London.  He also worked for Deutsche Bank and Lehman Brothers, Inc.  Mr. Donahue also served for 10 years in the United States Army and was an associate in the Capital Markets Group at the law firm of Cadwalader, Wickersham & Taft.  Mr. Donahue is a graduate of the University of Maryland and Cornell Law School.

Andrew J. Simons, a director of the Company and the Bank, is scheduled to retire from each of those Boards on the day prior to the 2011 annual meeting of stockholders due to the attainment of the mandatory retirement age set forth in the Company and Bank bylaws.  At its meeting on February 17, 2011, the Board resolved to reduce the size of the Board by one effective upon Mr. Simons’ retirement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: February 17, 2011	State Bancorp, Inc.

	By:	/s/ Brian K. Finneran
Brian K. Finneran Chief Financial Officer